SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

                   CERTIFICATION AND NOTICE OF TERMINATION OF
                     REGISTRATION UNDER SECTION 12(g) OF THE
                SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF
                DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                         OF THE SECURITIES EXCHANGE ACT

                         Commission File Number 1-12426

                         Aquila Gas Pipeline Corporation

             (Exact name of registrant as specified in its charter)

          100 N.E. Loop 410, Suite 1000, San Antonio, Texas 78216-4754

                                 (210) 476-1100
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                     Common Stock, par value $.01 per share
            (Title of each class of securities covered by this Form)

                                      None
             (Titles of all other classes of securities for which a
                   duty to file reports under section 13(a) or
                                 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    [ x  ]     Rule 12h-3(b)(1)(i)      [ x  ]
          Rule 12g-4(a)(1)(ii)   [    ]     Rule 12h-3(b)(1)(ii)     [    ]
          Rule 12g-4(a)(2)(i)    [    ]     Rule 12h-3(b)(2)(i)      [    ]
          Rule 12g-4(a)(2)(ii)   [    ]     Rule 12h-3(b)(2)(ii)     [    ]
                                            Rule 15d-6               [    ]

     Approximate number of holders of record as of the certification or notice date: One

     Pursuant to the requirements of the Securities Exchange Act of 1934, Aquila Gas Pipeline Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:       May 14, 1999                        By: /s/ F. Joseph Becraft
     ---------------------------------------       ---------------------------
                                                   F. Joseph Becraft
                                                   Chief Executive Officer